EXHIBIT 12.2

                   Kronos International, Inc. and Subsidiaries
                Statements of Computation of Ratio of Earnings to
                                  Fixed Charges
                                   (Unaudited)
                          (In millions, except ratios)




                                                                                                          Three months ended
                                                                 Years ended December 31,                     March 31,
                                                     -----------------------------------------------      ------------------
                                                     2000       2001       2002      2003       2004       2004       2005
                                                     ----       ----       ----      ----       ----       ----       ----

Fixed charges:
  Total interest expense                            $  30.6   $  38.4     $  35.4   $  32.6    $  36.7    $   9.0    $  11.6
  Interest component of rent expense (1)                2.2       2.1         2.4       3.0        2.7         .7         .7
                                                    -------   -------     -------   -------    -------    -------    -------

    Total fixed charges                                32.8      40.5        37.8      35.6       39.4        9.7       12.3
                                                    -------   -------     -------   -------    -------    -------    -------

Adjustments:
  Income before income taxes and minority interest    123.0     128.2        63.2      82.6       64.8       17.1       30.0
  Amortization of capitalized interest                   .5        .5          .5        .5         .5         .1         .1
                                                    -------   -------     -------   -------    -------    -------    -------

     Total adjustments                                123.5     128.7        63.7      83.1       65.3       17.2       30.1
                                                    -------   -------     -------   -------    -------    -------    -------

     Total earnings available for fixed charges     $ 156.3   $ 169.2     $ 101.5   $ 118.7    $ 104.7    $  26.9    $  42.4
                                                    =======   =======     =======   =======    =======    =======    =======

Ratio of earnings to fixed charges (2)                  4.8       4.2         2.7       3.3        2.7        2.8        3.4
                                                    =======   =======     =======   =======    =======    =======    =======





(1) The interest expense component of rental expense is calculated as one-third of the aggregate rent expense for each year, which is a reasonable approximation of the interest factor.


(3) Computed as (y) total earnings available for fixed charges to (z) total fixed charges.